[ O c w e n L o g o ]
ANNUAL SERVICER COMPLIANCE STATEMENT
PURSUANT TO ITEM 1123 OF REGULATION AB
March 7, 2008
RE: CSMC 2007-NC1 OSI
For the fiscal year ended December 31, 2007 (the "Reporting Period"), Ocwen Loan Servicing,
LLC ("OLS") furnishes this annual servicer compliance statement pursuant to Item 1123 of
Regulation AB, indicating its compliance with the servicing standards of the Securities &
Exchange Commission as set forth in Regulation AB, 17 CFR 2291100, et seq., ("Regulation
AB"). In this regard, I make the following representations, which are true to the best of my knowledge and belief in all material respects.
1.
A review of the servicing activities of OLS during the Reporting Period, and of its performance under the Series Supplement dated as of August 1, 2007 (the "Agreement"), has been performed under my supervision.
2. To the best of my knowledge, based on this review, OLS has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
By: /s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President
Ocwen Loan Servicing LLC
1 6 6 1 W o r t h i n g t o n R o a d S u i t e 1 0 0
C e n t r e p a r k W e s t
West Palm Beach, FL 33409